Exhibit 99.1

Motive, Inc. Receives Notice from NASDAQ Due to Late Filing of

Form 10-Q – Company Intends to Request Hearing

AUSTIN, Texas – November 23, 2005 – Motive, Inc. (NASDAQ: MOTV) today announced that due to the delay in filing its Form 10-Q for the period ended September 30, 2005 the Company received a letter from The Nasdaq Stock Market on November 22, 2005 indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14), which requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended. Nasdaq Marketplace Rule 4804(b) requires that the Company make a public announcement through the news media which discloses receipt of the letter.

The Company intends to appeal the NASDAQ Staff’s determination by requesting a hearing before a Nasdaq Listing Qualifications Panel, which will automatically stay the delisting of Motive’s common stock pending the Panel’s review and determination. Until the Panel issues a determination and the expiration of any exception granted by the Panel, Motive’s common stock will continue to be traded on The Nasdaq National Market. However, as a result of the delayed filing of its Form 10-Q, the trading symbol for the Company’s common stock will be changed from MOTV to MOTVE, effective as of November 25, 2005.

As previously announced, the Company has delayed filing its Quarterly Report on Form 10-Q due to a review being conducted by the Audit Committee of Motive’s Board of Directors with respect to certain reseller transactions. The Company is fully cooperating with the review so that it may be finalized as promptly as possible and the Company may complete its Form 10-Q for the fiscal quarter ended September 30, 2005. However, there can be no assurance that the Panel will grant an exception to allow the continued listing of the Company’s common stock on The Nasdaq Stock Market until the Company files its Form 10-Q for the fiscal quarter ended September 30, 2005 with the Securities and Exchange Commission.

About Motive, Inc.

Motive, Inc. (NASDAQ: MOTV) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from those described or implied in this press release. The potential risks and uncertainties include, among other things: (i) the timing and results of the Audit Committee review, (ii) the nature and scope of the Audit Committee review, (iii) expectations as to the completion of the investigation and timing of the filing of the Quarterly Report on Form 10-Q for the period ended September 30, 2005, and (iv) any listing requirements which may be prescribed or any determination which may be made by a Nasdaq Listing Qualifications Panel. Additional information concerning risk factors associated with our business can be found in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Investor Contact:

April Downing

Motive, Inc. 512-531-1038

ir@motive.com